Exhibit 99.2

Operator:

Good day and welcome everyone to the Multimedia Games First Quarter 2007 Conference Call and Webcast. This call is being recorded. At this time for opening remarks and introductions, I would like to turn the call over to Multimedia’s Chief Executive Officer, Mr. Clifton Lind. Please go ahead, sir.

Clifton E. Lind, President and Chief Executive Officer

Thank you, Operator. I want to thank everyone for joining us on the call this morning. With me here today are Randy Cieslewicz, Shannon Brooks, and Howard Chalmers.

Fiscal 2007 first quarter operating results are reviewed in today’s news announcement, and Randy will provide some additional financial details on today’s call. Q1 FY ‘07 revenues were $29.1 million, EBITDA was $11.4 million, and we reported a loss of 10 cents per diluted share, which is consistent with the information that we provided in mid-December. At the time of our last call, we provided substantial detail on a number of new market opportunities that we expect Multimedia to benefit from as we move into the latter stages of FY ‘07, and we believe that we will begin to enter a period of sustained growth.

In mid-January, we provided investors with an update on our installed base and mix of player terminals in the major markets we currently serve. From the feedback we have heard, the level of detail in this report was well-received by investors, and the trends, which were evident in the release, support our comments from the prior month. Before we continue I’m going to ask Howard Chalmers, our Senior Vice President for Corporate Communications, to review the Safe Harbor language.

P. Howard Chalmers, Senior Vice President – Planning and Corporate Communications

Thanks, Clifton. I’d like to remind everyone that today’s call and simultaneous webcast may include forward-looking statements within the meaning of applicable securities law. These statements represent our judgment concerning the future and are subject to risks and uncertainties that could cause our actual operating results and financial condition to differ materially. Please refer to the Risk Factor section of our recent SEC filings. Today’s call and webcast may include Non-GAAP financial measures within the meaning of SEC Regulation G. A reconciliation of all Non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found on our website , www.multimediagames.com, in the Investor Relations section. I will now turn the call back over to Clifton.

Clifton E. Lind, President and Chief Executive Officer

Thank you, Howard. On our last conference call in mid-December, I described our strategy to re-position the company in the Oklahoma market through the transition of our installed base from Class II, multi-touch units to one-touch, stand-alone devices. The average hold-per-day of our stand-alone units in Oklahoma continues to be above that of the multi-touch, Class II and server-based Compact games that they are replacing, so we remain optimistic about the prospect for our operations in this evolving market.

As of December 31st, while approximately 50% of our installed base in Oklahoma were units operating under the Compact, only 32% of the installed base were stand-alone games, and the majority of those games that were installed in the last quarter went in near the very end of the quarter. The balance was server-based, Compact offerings that generated hold-per-day largely in line with our Class II games in the market, which players still associate with the bingo games because of the features that make them somewhat similar to our Class II offerings.

As indicated in this morning’s announcement, conversions of our Class II and server-based Compact units to stand-alone Compact units slowed in January compared to the scheduled conversions we had anticipated. The primary reason for the conversion delays was a severe ice storm in January, during which road access to the tribal facilities and delivery of new stand-alone units were impaired. The severe weather also slowed the pace of approvals of new stand-alone units by tribal regulators, as certain scheduled meetings were canceled that were required to get the machines approved to be installed in specific locations.

Our ability to offer exciting new games to our tribal customers on an exclusive basis, initially from two third-party suppliers and soon our own proprietary product, is an integral part of our Oklahoma operating strategy. Therefore, any delay in the approval process affects our ability to place the games that will optimize revenue for Multimedia and for our customers. While it is expected that the Oklahoma strategy will result in increases in the average hold per day of our units, it should also be noted that we believe over time, the transition to stand-alone devices will also lead to an overall improved yield per machine.

You will be able to track our monthly progress on this conversion strategy through our mid-monthly market updates.

Over the next few months, as our conversions to stand-alone units in Oklahoma continues, the Company will also begin to realize some cost savings in this market as a result of recently initiated staff realignments. In part, this realignment reflects the less labor-intensive nature of stand-alone units as compared to our networked, server-based, Class II bingo and Compact offerings. This will also help drive a higher contribution from our Oklahoma operations.

We will also seek to optimize the yield from our Oklahoma placements through prudent management of the installed base in the State, and as we noted in this morning’s release, we are currently expected to remove about 250 Class II units in the market, which significantly under-perform relative to the statewide average hold per day.

The facilities from which these games will be removed are not good candidates for conversions to stand-alone games, based on our analysis of the potential return that we could achieve in these particular locations.

In the short term, our Class II Oklahoma installed base will decline without an offsetting gain in stand-alone units. However, we still have every expectation that, based upon our ability to provide third-party games and soon our own proprietary games to our tribal customers and to prospects whom we do not currently serve, Multimedia will sustain a significant market presence in Oklahoma. The benefits of our Oklahoma conversion strategy, combined with our lower costs relating to our staff realignments, will become evident later in FY 2007.

Regarding our Mexico operations, we said during our last call that we were disappointed by the slower than expected pace of startup relative to our initial projections. With a total of five customer facilities now open and an installed base of 900 units, we have not yet reached the point where the revenue we generate from this market is offsetting the costs associated with it.

However, we believe that a positive ruling in January by the Supreme Court of Mexico concerning the question of the legality of the licenses to conduct electronic bingo in Mexico provides the clarity that the licensees needed to be more aggressive in their pace of opening new facilities. The clearer regulatory atmosphere also opens up opportunities for Multimedia to place additional electronic bingo units in this market. All in all, notwithstanding the slower paced ramp-up in Mexico, Multimedia’s positive mid- and long-term prospects in this market are more visible now than they were just a few months ago.

Turning to the New York video lottery market, the next expansion at the Yonkers facility is scheduled to occur later this month with approximately 1,500 additional VLT units going online in the state. The near-term Yonkers expansion will put us at a break-even run rate for this market. With relatively fixed costs related to our operations of the central determinant system in New York, our operating results from this market will grow as revenue continues to grow.

We are also encouraged about our longer-term prospects in New York State following the recent reports on the possibility of an expansion of VLT operations in downstate New York, and by some added attention being given to getting the Aqueduct VLT facility up and running, as was disclosed in the recent Governor’s budget report. As many of you know, our system is scalable to 40,000 units, so there could be good leverage in our operations in New York if the market does expand as is currently being discussed in the press.

We noted in this morning’s release that our current primary markets are continuing to evolve. We are taking near-term actions to lower costs and focus our resources on the market opportunities that provide us with the best short-term and long-term prospects for growth. Earlier, I commented on some of those actions. The recent staff realignment was one, and we did this in order to reduce our overall costs in the Oklahoma market. These staff reductions are expected to result in at least $4 million in annual savings going forward. These reductions will become evident in our operating results, primarily in the third and fourth fiscal quarters of this year. We are reviewing other opportunities to reduce costs and will report to you on any further actions undertaken as is appropriate.

We currently expect a quarterly sequential reduction of approximately $1 million or more in SG&A from Q1 ‘07 levels, and this in part reflects some of our new, recently initiated, cost-cutting efforts. As we stated in our mid-December release and the conference call and reiterated again this morning in our news release, our Board of Directors’ work with our financial advisor continues, and we expect to report on any future course of action determined by the Board on or before our Annual Shareholder’s Meeting in May.

We have several proposals on the table to increase our borrowing capacity to a total of $150 million, and we are very close to selecting a lender. When this is in place, borrowings under our current facility will be rolled into the new line and, with Board approval, we could begin to implement the $25 million share repurchase plan that was authorized by the Board in December.

Randy will now provide us some additional insights into Q1, after which we’ll open up the floor for your questions. Randy?

Randy Cieslewicz, Interim CFO, Vice President of Tax, Budget and Corporate Compliance

Thanks, Clifton.

As noted in our press release this morning, total revenues for Q1 FY ‘07 declined year-over-year and on an quarterly sequential basis to $29.1 million. The revenue decline primarily reflects a lower average hold per day for Class II placements compared to December 2005 and September 2006 hold per day levels, partially offset by a significant improvement in revenues derived from Oklahoma compact units.

Revenue generated from Oklahoma were $16.9 million in the December 2006 quarter, compared to $18.3 million in the September 2006 quarter, primarily due to a decline in the December quarter average hold per day for Class II units of approximately 12% from the average hold per day levels in the September 2006 quarter. Our prior comments, this morning’s press release, and Clifton’s earlier remarks all address our strategy for updating our installed base in the market, so I’ll move on.

SG&A expenses for the December 2006 quarter increased $961,000 on a quarterly sequential basis. This increase was due to the cost associated with the design of our new gaming cabinet and write-offs of third party gaming content related to our initiative to transition our Oklahoma installed base to stand-alone games. SG&A expenses increased approximately $2.7 million year-over-year, primarily due to higher levels of consulting and contract labor associated with the new gaming cabinet, higher legal fees associated with litigation, and the write-offs that I just mentioned. As noted in the press release, we are taking steps to reduce SG&A expenses, and we currently expect that SG&A expense levels will decline by at least $1.0 million for the current quarter compared to Q1 FY ‘07 levels.

Depreciation and amortization expense of $14.5 million increased $106,000 on a quarterly sequential basis. We expect depreciation and amortization expense to increase approximately $800,000 in the second quarter, compared to Q1 FY ‘07 levels, based on projected capital expenditures of $12- to $14 million in the current quarter. Our expected Q2 FY ‘07 capital requirements consist of purchases of approximately 900 third-party, stand-alone units and maintenance cap ex, including cap ex associated with the refurbishment of player terminals that are being deployed in Mexico.

Cash flow from operations in the December 2006 quarter was $11.4 million in cash and cash equivalents at December 31, 2006, were $3.2 million, compared to $4.9 million at September 30th.

During Q1 FY ‘07, we advanced $1 million for development agreements, which was offset by receivable repayments of $3.6 million from development agreements. Of the $1 million advanced, all but $135,000 was recorded in notes receivable. We presently have no immediate plans to advance any more funds pursuant to development agreements. I expect that we will receive approximately $9 million in repayments from development agreements in Q2 FY ‘07.

During Q1 FY ‘07, we had net borrowings under our revolving lines of credit of approximately $2.7 million, and as of December 31, 2006, we had total outstanding borrowings under our revolving lines of credit of $58.7 million. As indicated in this morning’s press release, we are currently reviewing proposals to expand the current credit facility to $150 million and will likely move forward soon.

I will turn the call now back over to Clifton.

Clifton E. Lind, President and Chief Executive Officer

Thank you, Randy. Okay, operator, let’s open up the floor to questions.

Operator: Thank you. And the question-and-answer session will be conducted electronically. [Operator Instructions] And our first question of the day comes from David Katz with CIBC World Markets.

Q – David Katz

Morning.

A – Clifton Lind

Hey, David.

A – Randy Cieslewicz

Good morning.

Q – David Katz

How are you doing? A couple. Firstly, on the New York racino situation, and yes, we’ve certainly seen some of the published numbers out of Yonkers and how positive that looks. Is there any discussion or anything you can comment on regarding extending that contract? And when does that expire?

A – Randy Cieslewicz

David, it’s 2010, if you include the one-year automatic renewals.

Q – David Katz

Mm-hmm.

A – Clifton Lind

And David, I think that, as you know, last year the state authorized the lottery to continue to operate that system for 17 more years. And so we have a new administration in place. And I think that the state is being well-served by the system and by the providers who are offering the individual player terminals and the content out on the floor. So, I will not be at all surprised if the state enters into discussions with all of the providers about extending the current contracts for a longer time. Certainly, I think all of the vendors that I’m aware of have had discussions with the state about that, as have we.

Q – David Katz

I’m sorry. You said you have had some discussion?

A – Clifton Lind

In the regular discussions with the lotteries, all of the vendors have brought up that issue.

Q – David Katz

Got it. In Oklahoma, just looking at the Compact games and doing some round math, if I’m using the average number of units that are out there and the line item where you report revenue, and I don’t believe you’ve disclosed exactly what your revenue share on those is, but if I pick a hypothetical number of 15%, I’m getting a win per day that’s somewhere in the low $160s. Am I correct in taking that to mean that those Compacted games are generating well higher than what we’ve seen out of the Class II stuff there the last few years?

A – Clifton Lind

Well, first, the revenue share that you’re choosing would not be consistent with our agreements and what we’re getting. I think the reason your numbers will be distorted when you re-run those with the higher revenue share is that the new one-touch games — the vast majority of those that we put into the state — got installed late in the quarter, and in fact in the latter half of December.

And we still have a very large number of our games that are run under the Compact, which are in fact our older networked games which are very similar to our bingo games, and that the players associate with our bingo games. And so the overall yield of Compact games, taken as a whole, is not reflective of what the new one-touch games are, because our networked Compact games are only earning about what our bingo games do. That’s why they are being targeted as the ones that we are replacing first in the conversions. Randy can give you more color on that, David, either after the call or now if you’d like.

Q – David Katz

What it sounds like is mixed into that average number of units, 2,859 are some networked Compact games and then some stand-alone. And it sounds like the networked Compact games are consistent with the historical average, which might suggest that the ones that are stand-alone are generating even higher than that. Right? I mean I guess I can go over this with Randy after the call. Why don’t I – ?

A – Clifton Lind

I would say that the stand-alone units are higher than that.

Q – David Katz

Okay.

A – Randy Cieslewicz

Than the number you quoted us, so –

A – Clifton Lind

Yes.

Q – David Katz

Okay. And if I could ask you to just review – I missed some of the commentary that you made regarding SG&A — and I think there were some annual savings for this fiscal year that you mentioned. And then in the next quarter, I heard something along the lines of a million or so lower than this quarter?

A – Clifton Lind

Well, the current quarter that we’re in, not driven in large part by the staffing reductions nor by other cost-saving measures that are being put in place, but driven by some one-time – I’m sorry, excuse me. Randy will get mad at my slip for saying that. – but driven by some charges in last quarter that were associated with our change in strategy in Oklahoma and other things that happened in last quarter, caused SG&A to be higher than we anticipated it to be this quarter. So we will see slight savings this quarter – and I’m going to let Randy give you some more color on this – but also for the last two quarters, that’s when our salary realignment savings really kick-in. So, Randy?

A – Randy Cieslewicz

The other thing I would add, David, is that on the last quarter’s call, we expected SG&A to be in-line, and there were several reasons why it was over – $900,000 over last quarter – and most of that which has to do with legal fees associated with the on-going litigation that we didn’t anticipate. It’s really – one case that really accelerated in December that we hope will be wrapping up soon in our favor, so I think that that’s one of the reasons why we missed our SG&A target for last quarter.

Q – David Katz

I’m sorry, and then the part, I guess, I was really looking for was I thought I heard some commentary about the next quarter being $1 million or one-point-something million lower than this quarter. Was there some specific –

A – Randy Cieslewicz

Next quarter we expect SG&A expenses to be at least $1 million less than it was in the current quarter.

Q – David Katz

$1 million plus, and wasn’t there some commentary about annual savings over the course of the year?

A – Clifton Lind

That is correct. The comment was that we expect $4 million in annual savings as a result of the staff realignment, but that is – the impact of that is, or the benefit of that – is not going to kick in much the current quarter that we’re in, David, because of severance and other costs associated with the folks leaving and where we already are in the quarter. Okay?

Q – David Katz

Okay. Okay, I’ll let somebody else have a chance. Thanks very much.

A – Clifton Lind

Well, come back and ask more.

Q – David Katz

Sure, will do.

Operator: And the next question we’ll take today is from David Vas with Bank of America.

Q – David Vas

Morning, everybody.

A – Randy Cieslewicz

Good morning.

Q – David Vas

Clifton, when you talk about Mexico and the Supreme Court ruling, do you have a number you could give us in terms of maybe a target of units out there by the end of the fiscal year?

A – Clifton Lind

Sure. First, as you are aware, our agreement with our primary customer in Mexico is that we will only discuss what they have discussed publicly, and based upon their prior public comments, we expect to have a significantly large number of openings, not only between now and the end of our fiscal year, but now and the end of December. And by the end of the calendar year, we will be very disappointed if we don’t have 3,500 –

A – Randy Cieslewicz

The fiscal year.

A – Clifton Lind

By the end of the calendar year, we’ll be very disappointed if we don’t have 3,500 to 4,500 machines in play, and Randy is stating that there could be up to 3,500 of those in play by the end of the fiscal year in that space.

A – Randy Cieslewicz

Right.

A – Clifton Lind

I think that you will find that our customer will be making some public comments on this in the relatively near future, and then we can respond to the public comments that they’re going to be making.

Q – David Vas

Okay. Second thing, in terms of the timing of the installs of the Class III games in Oklahoma, are those things happening right now? What kind of pace are we seeing there?

A – Clifton Lind

Yes, we were very disappointed in what happened in January. In the locations that we were serving, and we do serve, in the locations where we had installs planned, the lingering effects of the ice storm caused a number of different issues that delayed installations. Number 1, there were a number of days that shipments simply could not get up and down the highways, and as you are aware, we install with the permission of our casino operators. They normally like installs only to be done on Monday and Tuesday, so when we lose a Monday or a Tuesday, we can’t make that up later in the week or even necessarily get back on their schedule for installs for the following week, because they may be working with other vendors the following week.

In addition to that, as you know, in this highly regulated industry, and particularly in Native American operations in Oklahoma that have realigned their operations so effectively with Class III operations elsewhere, there is an extended regulatory approval process that goes through that now causes – places demand on the tribal operators and the casino operators and the tribal regulators, so that they have to have staff available and approved in advance of the installs, and meetings get cancelled and schedules get changed from the ability of the regulator, so losing two weeks, as we did, had a pretty profound impact in January.

Now, that being said, everything is back on target now, and everything is moving ahead smartly since we’ve gotten over those effects, but they did have a significant impact on the number of installs in January. But we are back on track in February and expect to continue to stay on track and, knock on wood, won’t have any more weather delays that affect that.

Q – David Vas

Okay. That was a helpful discussion in terms of understanding the process for getting these games through the pipeline, because I was kind of wondering why we weren’t seeing them initially on the balance sheet, waiting to be installed. When you are talking about Oklahoma Compact games, it looked like the yield to your hold, if you will, was up pretty significantly sequentially for the Compact games. Am I seeing that correctly?

A – Randy Cieslewicz

That’s correct. Again, that’s because of the new units that we did get out there in the last quarter – the new stand-alone units.

Q – David Vas

Right –

A – Clifton Lind

That number is a combination of the old networked games, which only earn about what the bingo games did, and the smaller number of stand-alone games that we’ve installed.

Q – David Vas

Okay. I think that’s it for me. Thanks.

A – Clifton Lind

Thank you, David.

Operator: And the next question we’ll take today is from Nic Vanbroekhoven, with Foyer.

Q – Nic Vanbroekhoven

Yes, I have two questions. The first was about Mexico. I think you had an opportunity to decide – with 30% of the games – you were able to select another operator who could place some of the games that were not supplied by Multimedia Games. Is there an opportunity for you there to, maybe, get a deal with some of the partners that you like to work with and change — get some business or some good relations with them, or how is that going to work – the 30% that you can choose who places that in Mexico?

A – Clifton Lind

Thank you for the question. There are a list of people that we are working with currently, and some of them have already been approved to operate on our back office system down there. Others are in the process of getting certified on our back-office system. Obviously, there are a group of content providers and player station providers that we already work with, and they are the ones that will be seen on the floor most quickly in those locations. And then we’ve also started the process with some new content and player station providers with whom we’ve not worked before. And so, we are expanding the number of relationships that we have with other content and player station providers, and we are also expanding – exporting into Mexico – some of the relationships that we currently have with providers here in the Class II market.

Q – Nic Vanbroekhoven

Okay. And then regarding Mexico as well, have you seen a pick-up in advertising by your partner after the ruling, now that they feel more safe about the legal environment?

A – Clifton Lind

Not at this time. There are—late in this quarter—there are a number of additional flagship facilities that will be opening very near the end of the quarter, and that’s when we expect to see the advertising begin. Currently there are only five facilities open, two of which are temporary facilities, another is a very small corporate facility that was opened for the purposes of establishing a business location and a business address under the licenses, and there are only two of the flagship locations opened, one that opened only as recently as late November. So there are only two big locations open now. They don’t get much bang for their buck. We think at the end of this quarter, when a number of additional locations are currently scheduled to be turned on, is when we’ll see the advertising, but to date we’ve not seen a pick-up in advertising, no.

Q – Nic Vanbroekhoven

Okay. And then last question regarding other (markets), because last time you announced a contract to Malta, is there anything – I understand you can’t comment specifically – but, is there anything other that your in discussions within some other market that could be maybe similar to Mexico or smaller, but still important for your company, or no?

A – Clifton Lind

Well, we are certainly under discussion in a number of international locations, both in this hemisphere and on the continent, and in Africa, and the fact is that Malta was a very small contract, and the Mexico opportunity is a very large one. There’s not anything on the horizon for us that could be as large internationally this fiscal year or this calendar year as Mexico is. That is just an extremely large opportunity for us for the next three fiscal years. But there are other opportunities that are certainly more significant than Malta is that we’re currently working on, that we think we’ll be announcing over the next year.

Q – Nic Vanbroekhoven

All right, thank you.

Operator: The next question we have is from Michael Friedman with Noble Financial.

Q – Michael Friedman

Hi, guys.

A – Randy Cieslewicz

Hi, Mike.

Q – Michael Friedman

A couple questions for you. What percentage of your machine units in Oklahoma fall under the development agreements? And, what’s the average length remaining on those contracts?

A – Randy Cieslewicz

There are about 4,900 units in Oklahoma under development agreements, and the average length remaining is probably about five to six years.

Q – Michael Friedman

Okay. And then what about in Mexico? Can you just remind me there, what’s the timeframe of the contracts with your partner in Mexico?

A – Randy Cieslewicz

It’s four years from the date of the first opening, which was in May of 2006, so May 2010 is the primary term.

Q – Michael Friedman

Okay. Are there any renewals baked in there? Do you have rights of first refusal?

A – Clifton Lind

Well sure. But the fact is that they require mutual agreement, and we’ll be working to make sure that those contracts are extended, and we have every expectation that they will be.

Q – Michael Friedman

And, we talked about cost-cutting – the press release talked about it – and you talked about what you could you save on a sequential basis and for the year. There’s some saving there – are they offset by anything else? In other words, what are your internal goals for SG&A for fiscal ‘07 and ‘08?

A – Clifton Lind

To be down.

A – Randy Cieslewicz

To drive down.

Q – Michael Friedman

So do you think you can hold that relatively flat? And grow in Mexico and change out units in Oklahoma and introduce new Class III machines?

A – Clifton Lind

Yes, we have a large number of employees that have been on the books in the Mexican subsidiary for a long period of time, because as you are aware, originally we had expected a much more aggressive opening scheduleand core employees that we had to get in place in order to get the core functionality going. So, as we’ll really start to leverage those people over the rest of the year and as the rest of these locations open up, Michael, we’re going to have a lot of leverage there. As we said earlier, we’ve got a lot of leverage in New York. The staff up there does just a wonderful job and are finding new ways every month to be more efficient. And, as we said, by the end of this quarter, we’ll be at a run rate that we’re at least break-even, so that you won’t see any growth in SG&A there.

We’re driving down SG&A in some of our other locations and operations and our technical team does a better job every day of finding new tools for us to use. So, we do not expect that anything is going to be happening to drive SG&A that’s controllable by us. Now as you know, we have four lawsuits going on, none of which do we think have merit, but all of which are extremely expensive to defend right now. We think there’s a good prospect that over the next six months all of those will be behind us. We don’t currently see any more on the horizon, but we live in a litigious society, so we’ll control what we can control and do a good job of that and try to get these expensive lawsuits behind us and get on down the road of bringing more money to the bottom line for our shareholders.

Q – Michael Friedman

And one last one. We talked about taking some machines out of California, some out of Oklahoma, and moving them to Mexico. You talked about introducing your own Class III machines, and you’re talking about taking third party vendor’s machines on. Can you give us a sense for what the internal model tells us about depreciation and amortization for fiscal ‘07 and fiscal ‘08? It’s just hard to know what the mix is really going to set out to be. Can you give us a little color on that?

A – Clifton Lind

Yes, Randy will give you some color there.

A – Randy Cieslewicz

Yes I will. I said earlier we’ll be expecting an $800,000 increase for this quarter. A lot of the rest of the quarter really depends on how many stand-alone units we get out there, but overall I would expect it to trend up – maybe in the $1 million plus range per quarter, depending on those placements — to get that conversion done.

Q – Michael Friedman

A million a quarter each quarter for the next two fiscal years, essentially?

A – Clifton Lind

No, no, no. Probably just the next three quarters.

A – Randy Cieslewicz

Yes, probably the next two or three quarters. It really depends on when we completely transition our market in Oklahoma to the stand-alone units.

Q – Michael Friedman

And what about into – going out into ‘08?

A – Randy Cieslewicz

Well, I would expect it to start coming down.

Q – Michael Friedman

Because –

A – Clifton Lind

We have a good number of units that are dropping off the depreciation schedule that are being redeployed in Mexico and other markets currently. And then the primary driver of the increase has been our decision to convert the Oklahoma market, so –

Q – Michael Friedman

So looking at this on a macro level, we are expecting Mexico to pick up, New York to pick up; and we’re talking about revenue increases here, not a lot of overhead, not a lot of depreciation, amortization, we’re talking about getting money back from the tribes and the debt situation, depending on what you guys do as far as getting the line widened, I guess. But I mean everything else is showing that there is going to be operating leverage coming through here. I mean, is that essentially what you guys are looking for in the coming years?

A – Clifton Lind

That is correct.

Q – Michael Friedman

Okay. Thank you.

A – Clifton Lind

Thanks Mike.

Operator: And we’ll now hear from Ryan Worst with Brean and Murray.

Q – Ryan Worst

Thanks. Good morning, guys.

A – Clifton Lind

Hey Ryan.

Q – Ryan Worst

Just a couple questions. I guess I’m not really clear on the pace of conversions. Last call you said that you would convert the majority of the games by mid-’07. Are you still okay with that, or has that been pushed out a month or a quarter? And how many games – of your total in Oklahoma, what percent do you expect to be converted to the stand-alone?

A – Clifton Lind

Well, the vast majority of the games are going to be converted to stand-alone. There will be very few bingo games, as I’ve said previously, in Oklahoma, by the end of our fiscal year. Certainly, in January we fell behind several hundred machines in our conversion process. We’re back on track now. Certainly the overall conversion process has slipped a month, but our goals have not changed. I’ve said before, by the end of June, and it may now have rolled-out to closer to the end of summer, but still before the end of this fiscal year.

Q – Ryan Worst

Okay.

A – Randy Cieslewicz

Let me also add, too, Ryan. That really depends obviously on looking at the yield per unit, making sure the revenues justify the costs. So, I think where we are today – expecting to have 3,000 online – we’ll continue to monitor that and make sure it’s prudent to continue to move forward.

A – Clifton Lind

Yes, and remember, Ryan, that in April and May we began rolling out our own stand-alone units, and so there’ll be fewer that we will be purchasing, and of course, we can more cost-effectively roll out our own units than buying the third-party units. So, as far as from a cash flow standpoint, we are looking forward to April and May, when we start putting our own units in the field.

Q – Ryan Worst

Okay, but I guess over the short term, you stated that there is going to be a decline in the number of overall units because over the short term there’s more Class II coming out than stand-alones going in?

A – Clifton Lind

We announced that we elected to pull-out of five facilities which we don’t believe – because of the change in the competition in those facilities — that they had a very good prospect of being contributors, and so in Oklahoma alone this quarter we have chosen to pull out 250 machines. We don’t see a lot of growth in other Class II markets this quarter, and for the balance of the year it’s pretty speculative on what’s going to happen in the other Class II markets.

There are some large opportunities out there for us, but they’re going to depend on what happens with the current definition of, and game specification process that’s under way. So we do not see large growth opportunities that are predictable right now in Class II, particularly in this quarter. And so I don’t think that we’re going to have a net pickup in machines in this quarter, but we remain positive about doing that overall in the future.

Q – Ryan Worst

No, but what about Oklahoma specifically?

A – Clifton Lind

That’s what I mean. In Oklahoma specifically, I don’t think we’ll show a pickup of machines in this quarter, based on what we took out.

Q – Ryan Worst

Right, I understand. Okay, and then, Randy, you said that you’re receiving $9 million from your notes receivable in this current quarter?

A – Randy Cieslewicz

Right.

Q – Ryan Worst

How come that’s so high this quarter?

A – Randy Cieslewicz

Well, there are a couple of reasons. It primarily has to do with the

A – Clifton Lind

Oklahoma City

A – Randy Cieslewicz

Well, I guess I don’t want to call out specific sites – but one of the sites is paying us back based on, I think I’ve probably discussed with you before, based on operating revenues. Their last month picked up significantly. The second reason is that at the facility north of Dallas, when we finish certain phases and on the receivables part of the report, they generally pay that back rather quickly. So we expect to get chunks of money from that. So it’s a little abnormal this quarter. We’re going to get more this quarter, but I definitely wouldn’t model it to be that going forward. It’s going to come down the next quarter, but this quarter is a little bit higher due to the facility north of Dallas paying back one-third of the receivable there.

Q – Ryan Worst

Okay, and then last call, Clifton, you talked about the replacement cycle in Washington State picking up. Do you still see that happening, and any timeframe on that?

A – Clifton Lind

Yes, we do. We think that we will start seeing our first sales in our next quarter, not the one we’re currently in. There are a number of activities going on there that include the tribes’ getting to run a different type of unit there than they’ve run in the past. It will take some number of months for all of the tribes to negotiate and sign new Compacts to do that. It will take some number of months to get the new units approved through the Gaming Labs, and so that certainly we’ll feel the impact of that in the latter half of this year, but that will be a very positive thing, too, over the next 18 months.

Q – Ryan Worst

Okay great. Thanks.

A – Clifton Lind

Thank you.

Clifton E. Lind, President and Chief Executive Officer

Okay, operator. I want to thank everyone for their continued interest in Multimedia Games, and thanks to those of you who asked the questions. We appreciate the fact that you all continue to be interested in our company and continue to believe in our future as we do.

As we reviewed on this morning’s call, over the next several quarters we’re expecting that our financial results will begin to reflect the benefits from the transition of Class II and server-based Class III Compact games to stand-alone offerings in Oklahoma. We also expect that the overall market transition to stand-alone games positions us well — given the strength of the offerings that we bring to our customers and the fact that we can bring a large variety of products to our customers in Oklahoma.

While we are happy with the initial results from the conversions, certainly we’re disappointed about the slowdown that has been caused by the impact on our schedule from the weather in January and also the fact that we lost two weeks in Oklahoma in January, including two weekends, where we make the majority of our money. This needs to be considered when modeling for this quarter.

The transition in Oklahoma, our prospects in Mexico, the leverage in New York, the upcoming release of our new mGAME platform, the upcoming release of a large group of new titles on new platforms, combined with the cost reduction and the new market opportunities, is the basis for our optimism for the last half of 2007. We’ll soon provide you with our February mid-month update for the installed base and product mix as of January 31st, and this should provide you with some additional data points to evaluate the progress in our operations.

I look forward to speaking with all of you again on our next conference call and reporting on our next quarter results. And as always, Randy and I are available to answer any questions that you may have as a result of this call or as a result of the news release that we published today.

With that, operator, I think we’ll conclude the call.

Operator:

Thank you. And that does conclude today’s conference. We thank you for your participation, and have a great day.